Exhibit 10.24

This instrument was prepared by and, upon recording should be returned to:	Vern Spatz Grays Harbor Co. Auditor '98 AUG 6 PM 5 01 # 1 980807023 # 2 980807023
Graham & James LLP One Maritime Plaza, Suite 300 San Francisco, CA 94111 Attn.: Bruce W. Hyman, Esq.	NOTE: The Auditor, Recorder will rely on the information provided on the form. The staff will not read the document to verify the accuracy or completeness of the indexing information provided herein.
40412

DEED OF TRUST AND SECURITY AGREEMENT

G&L HOQUIAM. LLC,
a Delaware limited liability company,

GRANTOR,

TO

TICOR TITLE INSURANCE COMPANY,
AS TRUSTEE,

FOR THE BENEFIT OF

GMAC COMMERCIAL MORTGAGE CORPORATION,
BENEFICIARY

DATE: AS OF August 6, 1998

ABBREVIATED LEGAL DESCRIPTION:

HEERMANS ANNEX LOTS 1 & 2 BLK 86 AND 7-17-9

ASSESSOR'S PROPERTY TAX PARCEL NOS. 052208600100 and 517090721006

DEED OF TRUST AND SECURITY AGREEMENT

        THIS DEED OF TRUST AND SECURITY AGREEMENT (this "Instrument"), is made as of August 6, 1998, from G&L HOQUIAM, LLC, a Delaware limited liability company (the "Grantor"), whose address is c/o G&L Realty Partnership, L.P., 439 North Bedford Drive, Beverly Hills, California 90210, to TICOR TITLE INSURANCE COMPANY ("Trustee"), whose address is 211 E. Market, Aberdeen, WA 98520, for the benefit of GMAC COMMERCIAL MORTGAGE CORPORATION, a California corporation (together with its successors and assigns, the "Beneficiary"), whose address is 650 Dresher Road, PO Box 1015, Horsham, Pennsylvania 19044-8015.

RECITALS

        A.    Grantor is indebted to the Beneficiary for money loaned in the principal sum of Two Million Four Hundred Seventy Five Thousand and No/100 Dollars ($2.475,000.00) (the "Loan"), as is evidenced by a certain Promissory Note of even date herewith from the Grantor, payable to the order of Beneficiary in installments of principal and/or interest thereon, such final installment being due on September 1, 2008.

        B.    As a condition precedent to making the Loan, the Beneficiary has required that Grantor execute this Instrument as security for the Loan and the other Indebtedness (as hereinafter defined).

AGREEMENT

        NOW, THEREFORE, for and in consideration of the Indebtedness, and to secure the prompt payment thereof, Grantor does hereby irrevocably grant, bargain, sell, convey, assign, transfer, mortgage, pledge and set over unto Trustee, its successors and assigns, in trust with power of sale, the Mortgaged Property (defined below), for the benefit of Beneficiary, and grants to Beneficiary a security interest in, and to the Mortgaged Property.

        TO SECURE unto Beneficiary the repayment of the entire Indebtedness, at and in the manner stipulated herein, in the Note and in the other Loan Documents, and the performance of the covenants and agreements of Grantor contained in the Loan Documents, the Mortgaged Property and all parts thereof unto the Beneficiary, its successors and assigns forever, subject however to the terms and conditions herein:

        PROVIDED, HOWEVER, that if Grantor shall pay to the Beneficiary the entire Indebtedness described in the Note and in the other Loan Documents, all without any deduction or credit for taxes or other similar charges paid by Grantor, and shall cause all other obligated parties to, keep, perform, and observe all and singular the covenants and promises herein, in the Note and in each of the other Loan Documents to be kept, performed, and observed, all without fraud or delay, then this Instrument, and all the properties, interests, and rights hereby granted, bargained, and sold shall cease, terminate, and be void, but shall otherwise remain in full force and effect.

        AND Grantor and Beneficiary covenant and agree as follows:

        1.    DEFINITIONS.    The following terms, when used in this instrument (including when used in the above recitals), shall have the following meanings:

          (a)   "Accounts" means any rights of Grantor arising from the operation of the Facility to payment for goods sold or leased or for services rendered, not evidenced by an Instrument, including, without limitation, (i) all accounts arising from the operation of the Facility and (ii) all rights to payment from Medicare or Medicaid programs, or similar state or federal programs, boards, bureaus or agencies and rights to payment from residents, patients, private insurers, and others arising from the operation of the Facility, including rights to payment pursuant to Reimbursement Contracts. Accounts shall include the proceeds thereof (whether cash or noncash, moveable or immoveable, tangible or intangible) received from the sale, exchange, transfer, collection or other disposition or substitution thereof.

          (b)   "Affiliate" shall mean, with respect to any Person, (i) each Person that controls, is controlled by or is under common control with such Person, (ii) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, any of the Stock of such Person, and (iii) each of such Person's officers, directors, members, joint venturers and partners.

          (c)   "Appurtenant Rights" means all air rights, development rights, zoning rights, easements, rights-of-way, strips and gores of land, vaults, streets, roads, alleys, tenements, passages, ditches and ditch rights, reservoir and reservoir rights, stock or interests in irrigation or ditch companies, sewer rights, waters, water courses, water rights and powers, minerals, oil and gas rights and royalties, flowers, shrubs, crops, trees, timber and other emblements now or hereafter appurtenant to, or used or useful in connection with, or located on, under or above the Land, or any part or parcel thereof, and all ground leases, estates, rights, titles, interests, privileges, liberties, tenements, hereditaments and appurtenances, reversions, and remainders whatsoever, in any way belonging, relating or appertaining to the Land, or any part thereof, now or hereafter.

          (d)   "Assignment of Leases and Rents" means that certain Assignment of Leases and Rents of even date herewith by and between Grantor and Beneficiary,

          (e)   "Beneficiary" means the entity identified as "Beneficiary" in the first paragraph of this Instrument, or any subsequent holder of the Note.

          (f)    "Collateral Agreements" means collectively, as applicable, the Capital Improvements Escrow and Security Agreement, Letter of Credit Agreement and/or the Debt Service Reserve Escrow and Security Agreement of even date herewith by and between Grantor and Beneficiary,

          (g)   "Control" shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. For the purpose of this definition, "control" includes the correlative meanings of "controlled by" and "under common control with."

          (h)   "Equipment" means all beds, linen, televisions, carpeting, telephones, cash registers, computers, lamps, glassware, rehabilitation equipment, restaurant, restaurant and kitchen equipment, and other fixtures and equipment of Grantor located on, attached to or used or useful in connection with any of the Property or the Facility and all renewals and replacements thereof and substitutions therefor; provided, however, that with respect to any items which are leased for the benefit of the Facility and not owned by Grantor, the Equipment shall include the leasehold interest only of Grantor together with any options to purchase any of said items and any additional or greater rights with respect to such items which Grantor may hereafter acquire, but the foregoing shall not be construed to mean that such leasing shall be permitted hereunder and under the other Loan Documents.

          (i)    "Event of Default" means the occurrence of any event listed in Section 14.

          (j)    "Facility" means the 118-bed skilled nursing home facility known as "Pacific Care Center," presently located on the Land, as it may now or hereafter exist, together with any other general or specialized care facilities, if any (including any Alzheimer's care unit, subacute, and any licensed skilled nursing or assisted living facility), now or hereafter operated on the Land.

          (k)   "Fixtures" means all property which is now or hereafter so attached to the Land or the Improvements as to constitute a fixture under applicable law and all renewals and replacements thereof and substitutions therefor, including, without limitation: machinery, equipment, engines, boilers, incinerators, installed building materials; systems and equipment for the purpose of supplying or distributing heating, cooling, electricity, gas, water, air, or light; antennas, cable, wiring and conduits used in connection with radio, television, security, fire prevention, or fire detection or otherwise used to carry electronic signals; telephone systems and equipment; elevators and related machinery and equipment; fire detection, prevention and extinguishing systems and apparatus; security and access control systems and apparatus; plumbing systems; water heaters, ranges, stoves, microwave ovens, refrigerators, dishwashers, garbage disposers, washers, dryers and other appliances; light fixtures, awnings, storm windows and storm doors; pictures, screens, blinds, shades, curtains and curtain rods; mirrors; cabinets, paneling, rugs and floor and wall coverings; fences, trees and plants; and exercise equipment.

          (l)    "General Intangibles" means all intangible personal property of Grantor arising out of or connected with the Land or the Facility (other than Accounts, Rents, Inventory, and Permits) and all renewals and replacements thereof and substitutions therefor, including, without limitation, things in action, contract rights and other rights to payment of money.

          (m)  "Governmental Authority" means any board, commission, department or body of any municipal, county, state or federal governmental unit or any subdivision of any of them, that has or acquires jurisdiction over the Mortgaged Property and/or the Improvements or the use, operation or improvement of the Mortgaged Property.

          (n)   "Grantor" means all persons or entities identified as Grantor in the first paragraph of this Instrument, together with their successors and assigns.

          (o)   "Guaranty Agreement" means that certain Exceptions to Nonrecourse Guaranty of even date herewith executed by G&L Realty Partnership, L.P., a Delaware limited partnership, for the benefit of Beneficiary.

          (p)   "Impositions" and "Imposition Deposits" are defined in Section 4.

          (q)   "Improvements" means all buildings, structures and improvements of every nature whatsoever now or hereafter situated on the Land, including, but not limited to, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatus which are or shall be attached to the Mortgaged Property or said buildings, structures or improvements and any future replacements, substitutions and additions and including the Facility.

          (r)   "Indebtedness" means the aggregate of the principal of and interest on the Note due and owing from time to time and all expenses, charges and other amounts due and owing from time to time under the Note, the Loan Agreement, this Instrument or any other Loan Document, including, without limitation, prepayment premiums, late charges, default interest and advances to protect the security of this Instrument under Section 7.

          (s)   "Instruments" means all instruments, chattel paper, documents or other writings obtained by Grantor from or in connection with the operation of the Land or the Facility (including without limitation, plans and specifications, contracts and subcontracts for the construction of the Improvements, bonds, permits, licenses, trademarks or trade names, utility contracts, maintenance contracts and agreements and service contracts, all ledger sheets, computer records and printouts, data bases, programs, books of account and files of Grantor relating thereto).

          (t)    "Inventory" means all inventories of food, beverages and other comestibles held by Grantor for sale or use at or from the Land or the Facility, and soap, paper supplies, medical supplies, drugs and all other such goods, wares and merchandise held by Grantor for sale to or for consumption by residents, guests or patients of the Land or the Facility and all such other goods returned to or repossessed by Grantor.

          (u)   "Land" means the land described in Exhibit "A" attached hereto and incorporated herein.

          (v)   "Leases" means all present and future leases, subleases, licenses, concessions or grants or other possessory interests now or hereafter in force, whether oral or written, covering or affecting the Mortgaged Property, or any portion of the Mortgaged Property and all modifications, extensions or renewals thereof.

          (w)  "Loan Agreement" means that certain Loan Agreement of even date herewith by and between Grantor and Beneficiary.

          (x)   "Loan Documents" means collectively the Note, the Loan Agreement, this Instrument, the Assignment of Leases and Rents, O&M Program, the Guaranty Agreement, all Collateral Agreements, and any other documents now or in the future executed by Grantor, any guarantor or any other Person in connection with the Loan evidenced by the Note, as such documents may be amended from time to time.

          (y)   "Medicaid" means that certain program of medical assistance, funded jointly by the federal government and the States, for impoverished individuals who are aged, blind and/or disabled, and/or members of families with dependent children, which program is more fully described in Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and the regulations promulgated thereunder.

          (z)   "Medicare" means that certain federal program providing health insurance for eligible elderly and other individuals, under which physicians, hospitals, skilled nursing homes, home health care, and other providers are reimbursed for certain covered services they provide to beneficiaries of such program, which program is more fully described in Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and the regulations promulgated thereunder.

          (aa) "Mortgaged Property" means all of Grantor's present and future right, title and interest in and to all of the following:

            (1)   the Land;

            (2)   all Appurtenant Rights;

            (3)   all Equipment;

            (4)   all Improvements;

            (5)   all Fixtures;

            (6)   all Accounts;

            (7)   all General Intangibles;

            (8)   all Permits (to the extent assignable);

            (9)   all Instruments;

            (10) all Inventory;

            (11) all Reimbursement Contracts;

            (12) all Rents;

            (13) the Personalty,

            (14) all Leases;

            (15) all Proceeds;

            (16) all contracts, options and other agreements for the sale of the Land, the Improvements, the Fixtures, the Personalty or any other part of the Mortgaged Property entered into by Grantor now or in the future, including cash or securities deposited to secure performance by parties of their obligations;

            (17) all Imposition Deposits;

            (18) all refunds or rebates of Impositions by any municipal, state or federal authority or insurance company (other than refunds applicable to periods before the real property tax year in which this Instrument is dated);

            (19) all names under or by which any of the above Mortgaged Property may be operated or known, and all trademarks, trade names, and goodwill relating to any of the Mortgaged Property; and

            (20) all renewals, replacements and proceeds of any of the foregoing and any substitutions therefor.

          (bb) "Note" means the note evidencing the Loan, including all schedules, riders, allonges, endorsements, addenda or amendments together with any renewals, replacements, substitutions or extensions thereof.

          (cc) "O&M Program" has the meaning given to that term in the Loan Agreement.

          (dd) "Opinion of Counsel" means an opinion or opinions in writing signed by independent legal counsel to Grantor, designated by Grantor, and reasonably satisfactory to Beneficiary.

          (ee) "Permits" means all licenses, permits and certificates used or necessary in connection with the ownership, operation, use or occupancy of the Land and/or the Facility, including, without limitation, business licenses, state health department licenses, food service licenses, licenses to conduct business, certificates of need and all such other permits, licenses and rights, obtained from any governmental, quasi-governmental or private person or entity whatsoever concerning ownership, operation, use or occupancy.

          (ff)  "Permitted Encumbrances" has the meaning given to that term in the Loan Agreement.

          (gg) "Person" means any natural person, firm, corporation, limited liability company, partnership, trust or any other form of legal entity.

          (hh) "Personalty" means all furniture, furnishings, Equipment, machinery, building materials, appliances, goods, supplies, tools, books, records (whether in written or electronic form), computer equipment (hardware and software) and other tangible personal property (other than Fixtures) which are used now or in the future in connection with the ownership, management or operations of the Land or the Improvements or are located on the Land or in the Improvements, and any operating agreements relating to the Land or the Improvements, and any surveys, plans and specifications and contracts for architectural, engineering and construction services relating to the Land or the Improvements.

          (ii)   "Proceeds" means all awards, payments, earnings, royalties, issues, profits, liquidated claims, and proceeds (including proceeds of insurance and condemnation or any conveyance in lieu thereof) from the sale, conversion (whether voluntary or involuntary), exchange, transfer, collection, loss, damage, disposition, substitution or replacement of any of the Mortgaged Property.

          (jj)   "Reimbursement Contracts" shall mean all third-party reimbursement contracts for the Facility which are now or hereafter in effect with respect to patients or residents qualifying for coverage under the some, including Medicare, Medicaid and private insurance agreements, and any successor program or other similar reimbursement program.

          (kk) "Rents" means all rent and other payments of whatever nature from time to time payable pursuant to the Leases or for retail space or other space at the Facility (including, without limitation, rights to payments earned under leases for space in the Facility for the operation of ongoing retail businesses such as newsstands, barbershops, beauty shops, physicians' offices, pharmacies and specialty shops).

          (ll)   "Single Purpose Entity" shall mean a Person which owns no interest or property other than the Mortgaged Property or interests in Mortgagor.

          (mm) "Stock" shall mean all shares, options, warrants, general or limited partnership interests, membership interests, participation or other equivalents (regardless of how designated) in a corporation, limited liability company, partnership or any equivalent entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security' (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

          (nn) "Taxes" means all taxes, assessments, vault rentals and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, which are levied, assessed or imposed by any public authority or quasi-public authority, and which, if not paid, will become a lien, on the Land or the Improvements.

          (oo) "Transfer" shall mean the conveyance, assignment, sale, transfer, mortgaging, collateral assignment, encumbrance, pledging, alienation, hypothecation, granting of a security interest in, granting of options with respect to, or other disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) all or any portion of any legal or beneficial interest (i) in all or any portion of the Mortgaged Property; (ii) in the Stock of any corporation which is Grantor, a member of Grantor (if Grantor is a limited liability company), a partner of Grantor or, if applicable, a partner of a general partner of Grantor; and (iii) in Grantor (or any trust of which Grantor is a trustee), or, if Grantor is a limited or general partnership, limited liability company, joint venture, trust, nominee trust, tenancy in common or other unincorporated form of business association or form of ownership interest, in any Person having a direct or indirect legal or beneficial ownership in Grantor, excluding any legal or beneficial interest in any constituent limited partner or member of Grantor but including the interest of such limited partner or member itself and further including any legal or beneficial interest in any constituent general partner of Grantor, if applicable, in any general partner of any constituent general partner of Grantor, or, if Grantor is a limited liability company, in any constituent corporate member of Grantor. The term "Transfer" shall also include, without limitation, the following: an installment sales agreement wherein Grantor agrees to sell the Mortgaged Property or any part thereof or any interest therein for a price to be paid in installments; an agreement by Grantor leasing all or a substantial part of the Mortgaged Property to one or more Persons pursuant to a single transaction or related transactions, or a sale, assignment or other transfer of, or the grant of a security interest in Grantor's right, title and interest in and to any Leases or any Rent; any instrument subjecting the Mortgaged Property to a condominium regime or transferring ownership to a cooperative corporation or other form of multiple ownership or governance; the dissolution or termination of Grantor, any general partner of Grantor, any general partner of any general partner of Grantor, if applicable, or, if Grantor is a limited liability company, any corporate member of Grantor; the issuance of new Stock in any corporation which is Grantor, a member of Grantor (if Grantor is a limited liability company), a partner of Grantor or, if applicable, a partner of a general partner of Grantor; and the merger or consolidation with any other Person of Grantor, any general partner of Grantor, any general partner of any general partner of Grantor, if applicable, or, if Grantor is a limited liability company, any corporate member of Grantor.

          (pp) "Trustee" means all persons or entities identified and as "Trustee" in the first paragraph of this Instrument together with their successors and assigns.

        2.    UNIFORM COMMERCIAL CODE SECURITY AGREEMENT.    This Instrument is also a security agreement under the Uniform Commercial Code as adopted in the State of Washington, for any of the Mortgaged Property which, under applicable law, may be subject to a security interest under the Uniform Commercial Code as adopted in the State of Washington, whether acquired now or in the future, and all products and cash and non-cash proceeds thereof (collectively, "UCC Collateral"), and Grantor hereby grants to Beneficiary a security interest in the UCC Collateral. Grantor shall execute and deliver to Beneficiary, upon Beneficiary's request, financing statements, continuation statements and amendments, in such form as Beneficiary may require to perfect or continue the perfection of this security interest. Grantor shall pay all filing costs and all costs and expenses of any record searches for financing statements that Beneficiary may require. Without the prior written consent of Beneficiary, Grantor shall not create or permit to exist any other lien or security interest in any of the UCC Collateral. If an Event of Default has occurred and is continuing, Beneficiary shall have the remedies of a secured party under the Uniform Commercial Code as adopted in the State of Washington, in addition to all remedies provided by this Instrument or existing under applicable law. In exercising any remedies, Beneficiary may exercise its remedies against the UCC Collateral separately or together and in any order, without in any way affecting the availability of Beneficiary's other remedies under and/or under applicable law.

        3.    LEASES.    Grantor shall not, without the prior written consent and approval of Beneficiary, enter into any Lease (except for any Lease for the admission of Facility patients or residents, the form of which shall be approved by Beneficiary in its sole discretion), or enter into or permit any management agreement of or affecting any part of the Mortgaged Property.

        4.    DEPOSITS FOR TAXES AND OTHER CHARGES.

          (a)   Grantor shall deposit with Beneficiary on the day monthly installments of principal and/or interest, or both, are due under the Note (or on another day designated in writing by Beneficiary), until the Indebtedness is paid in full, an additional amount sufficient to accumulate with Beneficiary the entire sum required to pay, when due (1) to the extent applicable, the yearly water and sewer charges which may be levied on all or any part of the Mortgaged Property, (2) the premiums for fire and other hazard insurance, business interruption insurance and such other insurance as Beneficiary may require under the Loan Agreement, (3) the yearly Taxes, and (4) amounts for other charges and expenses which Beneficiary at any time reasonably deems necessary to protect the Mortgaged Property, to prevent the imposition of liens on the Mortgaged Property, or otherwise to protect Beneficiary's interests, all as reasonably estimated from time to time by Beneficiary, plus one-sixth of such estimate. The amounts deposited under the preceding sentence are collectively referred to in this Instrument as the "Imposition Deposits". The obligations of Grantor for which the Imposition Deposits are required are collectively referred to in this Instrument as "Impositions". The amount of the Imposition Deposits shall be sufficient to enable Beneficiary to pay each Imposition before the last date upon which such payment may be made without any penalty or interest charge being added plus one-sixth of such estimate. Beneficiary shall maintain records indicating how much of the monthly Imposition Deposits and how much of the aggregate Imposition Deposits held by Beneficiary are held for the purpose of paying property taxes, insurance premiums and each other obligation of Grantor for which Imposition Deposits are required. Any waiver by Beneficiary of the requirement that Grantor remit Imposition Deposits to Beneficiary may be revoked by Beneficiary, in Beneficiary's discretion, at any time upon notice to Grantor.

          (b)   Imposition Deposits shall be held in an institution (which may be Beneficiary, if Beneficiary is such an institution) whose deposits or accounts are insured or guaranteed by a federal agency. Beneficiary shall not be obligated to open additional accounts or deposit Imposition Deposits in additional institutions when the amount of the Imposition Deposits exceeds the maximum amount of the federal deposit insurance or guaranty. Beneficiary shall apply the Imposition Deposits to pay Impositions so long as no Event of Default has occurred and is continuing. Unless applicable law requires, Beneficiary shall not be required to pay Grantor any interest, earnings or profits on the Imposition Deposits. Grantor hereby pledges and grants to Beneficiary a security interest in the Imposition Deposits as additional security for all of Grantor's obligations under this Instrument and the other Loan Documents. Any amounts deposited with Beneficiary under this Section 4 shall not be trust funds, nor shall they operate to reduce the Indebtedness, unless applied by Beneficiary for that purpose under Section 4(e).

          (c)   Grantor shall direct the applicable Governmental Authority to deliver the invoices and bills for all Impositions to Beneficiary. If Beneficiary receives a bill or invoice for an Imposition, Beneficiary shall pay the Imposition from the Imposition Deposits held by Beneficiary. Beneficiary shall have no obligation to pay any Imposition to the extent it exceeds Imposition Deposits then held by Beneficiary. Beneficiary may pay an Imposition according to any bill, statement or estimate from the appropriate public office or insurance company without inquiring into the accuracy of the bill, statement or estimate or into the validity of the Imposition.

          (d)   If at any time the amount of the Imposition Deposits held by Beneficiary for payment of a specific Imposition exceeds the amount reasonably deemed necessary by Beneficiary plus one-sixth of such estimate, the excess shall be credited against future installments of Imposition Deposits. If at any time the amount of the Imposition Deposits held by Beneficiary for payment of a specific Imposition is less than the amount reasonably estimated by Beneficiary to be necessary plus one-sixth of such estimate, Grantor shall pay to Beneficiary the amount of the deficiency within 15 days after notice from Beneficiary.

          (e)   If an Event of Default has occurred and is continuing, Beneficiary may apply any Imposition Deposits, in any amounts and in any order as Beneficiary determines, in Beneficiary's sole discretion, to pay any Impositions or as a credit against the Indebtedness. Upon payment in full of the Indebtedness, Beneficiary shall refund to Grantor any Imposition Deposits held by Beneficiary,

          (f)    In the event of the passage of any law subsequent to the date of this Instrument in any manner changing or modifying the laws now in force governing the taxation of mortgages or debts secured by mortgages or the manner of collecting any such taxes so as to adversely affect Beneficiary (including, without limitation, a requirement that internal revenue stamps be affixed to this Instrument or any of the other Loan Documents). Grantor will promptly pay any such tax. If Grantor fails to make such prompt payment, or if any law prohibits Grantor from making such payment or would penalize Beneficiary if Grantor makes such payment, then the entire unpaid balance of the Indebtedness shall, without notice, immediately become due and payable at the sole option of Beneficiary. In no event, however, shall any income taxes of Beneficiary or franchise taxes of Beneficiary measured by income, or taxes in lieu of such income taxes or franchise taxes, be required to be paid by Grantor.

        5.    APPLICATION OF PAYMENTS.    If at any time Beneficiary receives, from Grantor or otherwise, any amount applicable to the Indebtedness which is less than all amounts due and payable at such time, then Beneficiary may apply that payment to amounts then due and payable in any manner and in any order determined by Beneficiary, in Beneficiary's sole discretion. Neither Beneficiary's acceptance of an amount which is less than all amounts then due and payable nor Beneficiary's application of such payment in the manner authorized in the immediately preceding sentence shall constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction. Notwithstanding the application of any such amount to the Indebtedness, Grantor's obligations under this Instrument and the Note shall remain unchanged.

        6.    USE OF PROPERTY.    Unless required by applicable law, Grantor shall not (a) except for any change in use approved by Beneficiary, allow changes in the use for which all or any part of the Mortgaged Property is being used at the time this Instrument was executed, (b) convert any part of the Facility to commercial use, or (c) initiate or acquiesce in a change in the zoning classification of the Mortgaged Property.

        7.    PROTECTION OF BENEFICIARY'S SECURITY.

          (a)   If Grantor fails to perform any of its obligations under this Instrument or any other Loan Document, or if any action or proceeding is commenced which purports to affect the Mortgaged Property, Beneficiary's security or Beneficiary's rights under this Instrument, including eminent domain, insolvency, code enforcement, civil or criminal forfeiture, enforcement of Hazardous Materials Laws (as defined in the Loan Agreement), fraudulent conveyance or reorganizations or proceedings involving a bankrupt or decedent, then Beneficiary at Beneficiary's option may make such appearances, disburse such sums and take such actions as Beneficiary reasonably deems necessary to perform such obligations of Grantor and to protect Beneficiary's interest, including (1) disbursement of fees and out of pocket expenses of attorneys, accountants, inspectors and consultants, (2) entry upon the Mortgaged Property to make repairs or secure the Mortgaged Property, (3) procurement of the insurance coverages required under the Loan Agreement, and (4) payment of amounts which Grantor has failed to pay under Section 9.

          (b)   Any amounts disbursed by Beneficiary under this Section 7, or under any other provision of this Instrument, or under any of the other Loan Documents, that treats such disbursement as being made under this Section 7, shall be added to, and become part of the Indebtedness, shall be immediately due and payable and shall bear interest from the date of disbursement until paid at the "Default Rate", as defined in the Note.

          (c)   Nothing in this Section 7 shall require Beneficiary to incur any expense or take any action.

        8.    INSPECTION.    Beneficiary, its agents, representatives, and designees may make or cause to be made entries upon and inspections of the Mortgaged Property (including environmental inspections and tests) during normal business hours, or at any other reasonable time, upon reasonable advance notice to Grantor (which may be oral) except in an emergency or during the continuance of an Event of Default in which event no advance notice needs to be given.

        9.    TAXES; OPERATING EXPENSES.

          (a)   Subject to the provisions of Section 9(c) and Section 9(d), Grantor shall pay, or cause to be paid, all Taxes when due and before the addition of any interest, fine, penalty or cost for nonpayment.

          (b)   Subject to the provisions of Section 9(c), Grantor shall pay or cause to be paid the expenses of operating, managing, maintaining and repairing the Mortgaged Property (including insurance premiums, utilities, repairs and replacements) before the last date upon which each such payment may be made without any penalty or interest charge being added or lien imposed.

          (c)   As long as no Event of Default has occurred and is continuing, Grantor shall not be obligated to pay Taxes or any other individual Imposition to the extent that Imposition Deposits are held by Beneficiary for the purpose of paying that specific Imposition. If an Event of Default exists, Beneficiary may exercise any rights Beneficiary may have with respect to Imposition Deposits without regard to whether Impositions are then due and payable.

          (d)   Grantor, at its own expense, may contest by appropriate legal proceedings, conducted diligently and in good faith, the amount or validity of any Imposition other than insurance premiums, if (1) Grantor notifies Beneficiary of the commencement or expected commencement of such proceedings, (2) the Mortgaged Property is not in danger of being sold or forfeited as determined by Beneficiary, (3) if requested by Beneficiary, Grantor deposits with Beneficiary cash reserves or other collateral sufficient to pay the contested Imposition, (4) Grantor furnishes whatever security is required in the proceedings or is reasonably requested by Beneficiary, which may include the delivery to Beneficiary of the reserves established by Grantor to pay the contested Imposition, as additional security, and (5) such contest operates to suspend enforcement of such Imposition.

          (e)   Grantor shall promptly deliver to Beneficiary a copy of all notices of and invoices for, Impositions, and if Grantor pays any Imposition directly, Grantor shall promptly furnish to Beneficiary receipts evidencing such payments.

        10.    LIENS; ENCUMBRANCES.    Except for Permitted Encumbrances, Grantor acknowledges that the existence of any Lien (as defined in the Loan Agreement) on the Mortgaged Property, whether voluntary, involuntary or by operation of law, is a "Transfer" which constitutes an Event of Default as provided under Section 14, and will subject Grantor to personal liability under the Note.

        11.    PRESERVATION, MANAGEMENT AND MAINTENANCE OF MORTGAGED PROPERTY.    Grantor (a) shall not commit waste or permit impairment or deterioration of the Mortgaged Property, (b) shall not abandon the Facility, (c) shall restore or repair promptly, in a good and workmanlike manner, any damaged part of the Mortgaged Property to the equivalent of its original condition, or such other condition as Beneficiary may approve in writing, whether or not insurance proceeds or condemnation awards are available to cover any costs of such restoration or repair except to the extent Beneficiary applies such insurance proceeds or condemnation awards to reduce the Indebtedness, (d) shall keep the Mortgaged Property in good repair, including the replacement of Personalty and Fixtures with items of equal or better function and quality, (e) shall provide for professional management of the Mortgaged Property by a manager satisfactory to Beneficiary, in its sole discretion, and (f) shall give notice to Beneficiary of and, unless otherwise directed in writing by Beneficiary, shall appear in and defend any action or proceeding purporting to affect the Mortgaged Property, Beneficiary's security or Beneficiary's rights under this Instrument. Grantor shall not (and shall not permit any other person to) remove, demolish or alter the Mortgaged Property or any part of the Mortgaged Property except in connection with the replacement of tangible Personalty.

        12.    CONDEMNATION.

          (a)   Grantor shall promptly notify Beneficiary of any action or proceeding relating to any condemnation or other taking, or conveyance in lieu thereof; of all or any part of the Mortgaged Property, whether direct or indirect (a "Condemnation"). Grantor shall appear in and prosecute or defend any proceeding relating to any Condemnation unless otherwise directed by Beneficiary in writing. Grantor authorizes and appoints Beneficiary as attorney-in-fact for Grantor to commence, appear in and prosecute, in Beneficiary's or Grantor's name, any action or proceeding relating to any Condemnation and to settle or compromise any claim in connection with any Condemnation. This power of attorney is coupled with an interest and therefore is irrevocable. However, nothing contained in this Section 12 shall require Beneficiary to incur any expense or take any action. Grantor hereby transfers and assigns to Beneficiary all right, title and interest of Grantor in and to any award or payment with respect to (i) any Condemnation, or any conveyance in lieu of Condemnation, and (ii) any damage to the Mortgaged Property caused by governmental action that does not result in a Condemnation.

          (b)   Subject to the provisions of Section 4.5 of the Loan Agreement, Beneficiary, in its sole discretion, may apply such awards or proceeds, after the deduction of Beneficiary's expenses incurred in the collection of such amounts, at Beneficiary's option, to the restoration or repair of the Mortgaged Property or to the payment of the Indebtedness, with the balance, if any, to Grantor. Unless Beneficiary otherwise agrees in writing, any application of any awards or proceeds to the Indebtedness shall not extend or postpone the due date of any monthly installments referred to in the Note, Section 4 of this Instrument or any Collateral Agreement, or change the amount of such installments. Grantor agrees to execute such further evidence of assignment of any awards or proceeds as Beneficiary may require.

        13.    TRANSFER RESTRICTIONS.

          (a)   Except as otherwise permitted under this Section 13, Transfers shall not be permitted. Any Transfer made in violation of this Section shall constitute an Event of Default. Notwithstanding any provision of this Section to the contrary, in no event shall a Transfer resulting in a change in control of Mortgagor or the Mortgaged Property be permitted without Mortgagee's prior written consent, which may be granted or denied in Mortgagee's sole, absolute and unreviewable discretion.

          (b)   Subject to the provisions of Section 13(c) below, the following Transfers shall be permitted, subject to Mortgagee's prior written consent, which consent shall not be unreasonably withheld or delayed, provided that (l) no such Transfer (in a series of one or more transactions) shall result in a change in control of Mortgagor. (2) in no event shall Mortgagor or, if Mortgagor is a limited partnership, the general partner of Mortgagor (or the general partner of the general partner of Mortgagor) or, if Mortgagor is a limited liability company, any corporate member of Mortgagor which is a Single-Purpose Entity, cease to be a Single-Purpose Entity, and (3) in no event shall any such Transfer result in the dissolution or termination of Mortgagor, any general partner of Mortgagor or any general partner of any general partner of Mortgagor, if applicable, or, if Mortgagor is a limited liability company, any corporate member of Mortgagor:

                i.  Transfers of Stock in any corporation which is Mortgagor, any general or limited partner or member of Mortgagor or any Person holding an interest therein;

               ii.  Transfers of limited partnership interests in any limited partnership which is Mortgagor, any general or limited partner or member of Mortgagor or any Person holding an interest therein;

          and

              iii.  Transfers of membership interests in any limited liability company which is Mortgagor, any general or limited partner or member of Mortgagor or any Person holding an interest therein.

          (c)   Notwithstanding any provision herein to the contrary, no Transfer otherwise permitted under this Section 13 shall occur unless Mortgagor shall have given Mortgagee not less than ten (10) Business Days prior notice of the intended Transfer together with a certificate of the financial officer of Mortgagor stating (i) the nature and size of the interest to be the subject of the Transfer, (ii) the name and address of the Person to which such interest shall be conveyed, sold or transferred unless such interest is to be conveyed, sold or transferred pursuant to a registered public sale pursuant to applicable securities laws, and (iii) that the proposed transaction is a bona fide sale, transfer or conveyance solely for cash or equivalent consideration, if applicable. Mortgagee reserves the right to condition any consent required pursuant to this Section 13 with respect to a Transfer upon (A) the payment of all expenses incurred by Mortgagee as set forth below and, in connection with the Transfer of any fee interest in the Mortgaged Property, an assumption fee equal to one percent (1.0%) of the outstanding balance of the Loan, (B) Mortgagee's approval of the financial condition, managerial capabilities and ownership structure of the proposed transferee, including requiring that the transferee of any fee interest in the Mortgaged Property be a Single-Purpose Entity, (C) if the Transfer shall result in a change in control of Mortgagor or the Mortgaged Property, execution of an assumption agreement by the proposed transferee, in form and content acceptable to Mortgagee, (D) the Loan being in good standing and free from any default, and (E) if required by Mortgagee, receipt of an Opinion of Counsel reasonably satisfactory to Mortgagee stating that, if effected, the proposed Transfer would have no effect on the enforceability of the Mortgage or the other Loan Documents, and would not result in the dissolution or termination of Mortgagor, the managing member of Mortgagor, if applicable, any general partner of Mortgagor or any general partner of any general partner of Mortgagor, if applicable. Mortgagor agrees to pay on demand all expenses (including, without limitation, reasonable attorney's fees and disbursements, title search costs and title insurance endorsement premiums) incurred by Mortgagee in connection with the review, approval and documentation of any Transfer. In no event shall any Transfer otherwise permitted under this Section occur if such Transfer is required to be registered under the Securities Act of 1933, as amended (the "1933 Act"), or any state securities or Blue Sky laws, or offered pursuant to Rule 144A under the 1933 Act.

          (d)   Notwithstanding any other provision of this Section 13 to the contrary, Transfers of partnership interests, membership interests or corporate shares in Mortgagor or any Person holding an interest in Mortgagor between or among partners, members or shareholders existing as such on the date hereof, or Transfers of such interests to immediate family members of existing partners, members or shareholders or to trusts for estate planning purposes for the benefit of existing partners, members or shareholders or members of the transferor's immediate family shall be permitted without Mortgagee's consent, provided that in no event shall Mortgagor and any Person holding an interest in Mortgagor who is a Single-Purpose Entity cease to be a Single-Purpose Entity and provided no such Transfer results in a change of control of Mortgagor.

        14.    EVENTS OF DEFAULT.    The occurrence of any one or more of the following shall constitute an Event of Default under this Instrument:

          (a)   any failure by Grantor to pay or deposit within five (5) days after the same becomes due any amount required by the Note, this Instrument or any other Loan Document;

          (b)   any failure by Grantor to maintain the insurance coverage required under the Loan Agreement;

          (c)   any failure by Grantor to comply with the provisions of Section 25;

          (d)   fraud or material misrepresentation or material omission by Grantor, any of its officers, directors, trustees, general partners or managers or any guarantor in connection with (A) the application for or creation of the Indebtedness, (B) any financial statement, financial report, certification, or other report or information required under the Loan Agreement required to be provided to Beneficiary during the term of the Indebtedness, or (C) any request for Beneficiary's consent to any proposed action, including a request for disbursement of funds under any Collateral Agreement;

          (e)   a failure of Grantor to comply with the provisions of Section 13;

          (f)    the commencement of a forfeiture action or proceeding, whether civil or criminal, which, in Beneficiary's reasonable judgment, could result in a forfeiture of the Mortgaged Property or otherwise materially impair the lien created by this Instrument or Beneficiary's interest in the Mortgaged Property;

          (g)   any failure by Grantor to perform any of its obligations under this Instrument (other than those specified in Sections 14(a) through (f) and other than those specified in Sections 7.1(a), (b) and (c) of the Loan Agreement), as and when required, which continues for a period of 30 days after notice of such failure by Beneficiary to Grantor. However, no such notice or grace period shall apply in the case of any such failure which could, in Beneficiary's judgment, absent immediate exercise by Beneficiary of a right or remedy under this Instrument, result in harm to Beneficiary, impairment of the Note or this Instrument or any other security given under any other Loan Document;

          (h)   any failure by Grantor to perform any of its obligations as and when required under any Loan Document other than this Instrument which continues beyond the applicable cure period, if any, specified in that Loan Document;

          (i)    any exercise by the holder of any debt instrument secured by a mortgage, deed of trust or deed to secure debt on the Mortgaged Property of a right to declare all amounts due under that debt instrument immediately due and payable;

          (j)    the Mortgaged Property becomes part of a bankrupt debtor's estate pursuant to any chapter of the Federal Bankruptcy Code or the Mortgaged Property otherwise becomes subject to any reorganization, receivership (other than a receivership proceeding instituted by Beneficiary) or insolvency proceeding or any similar proceeding pursuant to any federal, state or foreign law affecting debtor and creditor rights; or

          (k)   if any representation or warranty made by Grantor in that certain Loan Closing Certification executed in connection with the Loan is not true and correct, or upon Grantor's breach of any covenant made in that Loan Closing Certification and, if susceptible of cure, such breach remains uncured for a period thirty (30) days after Beneficiary gives notice of such breach to Grantor.

        15.    REMEDIES.

          (a)    Acceleration of Maturity.    If an Event of Default shall have occurred, then the entire Indebtedness shall, at the option of Beneficiary, immediately become due and payable without notice or demand, time being of the essence of this Instrument, and no omission on the part of Beneficiary to exercise such option when entitled to do so shall be construed as a waiver of such right.

          (b)    Right to Enter and Take Possession.

            (1)   If an Event of Default shall have occurred and is continuing, Grantor, upon demand of Beneficiary, shall forthwith surrender to Beneficiary the actual possession of the Mortgaged Property and, if and to the extent permitted by law, Beneficiary itself, or by such officers or agents as it may appoint, may enter and take possession of all or any part of the Mortgaged Property without the appointment of a receiver or an application therefor, and may exclude Grantor and its agents and employees wholly therefrom, and take possession of the books, papers and accounts of Grantor relating thereto;

            (2)   If Grantor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after such demand by Beneficiary, Beneficiary may obtain a judgment or decree conferring upon Beneficiary the right to immediate possession or requiring Grantor to deliver immediate possession of the Mortgaged Property to Beneficiary. Grantor will pay to Beneficiary, upon demand, all expenses of obtaining such judgment or decree, including costs and expense incurred by Beneficiary, its attorneys and agents, and all such expenses and costs shall, until paid, become part of the Indebtedness and shall be secured by this Instrument;

            (3)   Upon every such entering or taking of possession, Beneficiary may hold, store, use, operate, manage and control the Mortgaged Property and conduct the business thereof, and, from time to time (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon and purchase or otherwise acquire additional Fixtures, Personalty and Equipment; (ii) insure or keep the Mortgaged Property insured; (iii) manage and operate the Mortgaged Property and exercise all of the rights and powers of Grantor to the same extent as Grantor could in its own name; and/or (iv) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted to Beneficiary, all as Beneficiary from time to time may determine to be in its best interest. Beneficiary may collect and receive all the Rents, including those past due as well as those accruing thereafter, and, after deducting (A) all expenses of taking, holding, managing and operating the Mortgaged Property (including compensation for the services of all persons employed for such purposes); (B) the cost of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions; (C) the cost of such insurance deemed necessary by Grantor, (D) such taxes, assessments and other similar charges as Beneficiary may at its option pay; (E) other proper charges upon the Mortgaged Property or any part thereof; and (F) the actual fees, expenses and disbursements of the attorneys and agents of Beneficiary, Beneficiary shall apply the remainder of the monies and proceeds so received by Beneficiary, first, to the payment of accrued interest; second, to the payment of Imposition Deposits and to other sums required to be paid hereunder, and third, to the payment of overdue installments of principal and any other unpaid Indebtedness then due. Anything in this Section to the contrary notwithstanding, Beneficiary shall not incur any liability as a result of any exercise by Beneficiary of its rights under this Instrument, and Beneficiary shall be liable to account only for the Rents actually received by Beneficiary;

            (4)   If an Event of Default shall exist, Beneficiary may require that Grantor cause all of its Accounts to be paid to one or more deposit accounts with Beneficiary, or at Beneficiary's option, with another financial institution approved by Beneficiary. Grantor assigns and grants to Beneficiary a security interest in, pledge of and right of setoff against all moneys from time to time held in such deposit accounts, to the extent permitted by applicable law. Grantor agrees to promptly notify all of its account debtors, including the Medicare and Medicaid agencies and other account debtors pursuant to all Reimbursement Contracts, to the extent permitted under applicable law and to the extent Grantor maintains such Accounts, to make payments to one or more such deposit accounts upon Beneficiary's request and as designated by Beneficiary, and Grantor agrees to provide any necessary endorsements to checks, drafts and other forms of payment so that such payments will be properly deposited in such accounts. Beneficiary may require that the deposit accounts be established so as to comply with any applicable Medicaid, Medicare and other requirements applicable to payments of any accounts receivable. Beneficiary may cause moneys to be withdrawn from such deposit accounts and applied to the Indebtedness in such order as Beneficiary may elect, whether or not then due. Grantor appoints Beneficiary as Grantor's attorney-in-fact, which appointment is coupled with an interest and is irrevocable, to provide any notice, endorse any check, draft or other payment for deposit, or take any other action which Grantor agrees to undertake in accordance with this Section. Beneficiary shall not be liable for failure to collect or to enforce any Accounts or for any action or mission on the part of Beneficiary, its officers, agents and employees in collecting or enforcing such Accounts.

            (5)   Whenever all the Indebtedness shall have been paid and all Events of Default shall have been cured, Beneficiary shall surrender possession of the Mortgaged Property to Grantor, its successors and/or assigns. The same right of taking possession, however, shall exist if any subsequent Event of Default shall occur and be continuing.

          (c)    Performance by Beneficiary.    Upon the occurrence of an Event of Default, Beneficiary may, at its sole option, pay, perform or observe the same, and all payments made or costs or expenses incurred by Beneficiary in connection therewith, with interest thereon at the Default Rate (as defined in the Note) or at the maximum rate from time to time allowed by applicable law, whichever is less, shall be secured hereby and shall be, without demand, immediately repaid by Grantor to Beneficiary. Notwithstanding anything to the contrary herein, Beneficiary shall have no obligation, explicit or implied to pay, perform, or observe any term, covenant, or condition.

          (d)    Receiver.    If any Event of Default shall have occurred and be continuing, Beneficiary, upon application to a court of competent jurisdiction, shall be entitled as a matter of strict right, without notice and without regard to the sufficiency or value of any security for the Indebtedness or the solvency of any party bound for its payment, to the appointment of a receiver to take possession of and to operate the Facility and to collect and apply the Rents. The receiver shall have all the rights and powers permitted under the laws of the State wherein the Facility is situated. Grantor will pay unto Beneficiary upon demand all expenses, including receiver's fees, actual attorney's fees, costs and agent's compensation, incurred pursuant to the provisions of this Section, and upon any Grantor's failure to pay the same, any such amounts shall be added to the Indebtedness and shall be secured by this Instrument.

          (e)    Beneficiary's Power of Enforcement.    If an Event of Default shall have occurred and be continuing, the Beneficiary may, either with or without entry or taking possession as hereinabove provided or otherwise, proceed by suit or suits at law in equity or any other appropriate proceeding or remedy (a) to enforce payment of the Note or the performance of any term thereof or any other right, (b) to foreclose this Instrument and to sell, as an entirety or in separate lots or parcels, the Mortgaged Property, as provided by applicable law, and (c) to pursue any other remedy available to it, all as the Beneficiary shall deem most effectual for such purposes. The Beneficiary shall take action either by such proceedings or by the exercise of its powers with respect to entry or taking possession, as the Beneficiary may determine.

          (f)    Power of Sale.

            (1)   Beneficiary may institute a proceeding or proceedings, judicial or nonjudicial, by advertisement or otherwise, of the complete or partial foreclosure of this Instrument or the complete or partial sale of the Mortgaged Property under power of sale or under any applicable provision of law. Beneficiary may, through the Trustee, sell the Mortgaged Property, and all estate, right, title, interest, claim and demand of Grantor therein, and all rights of redemption thereof, at one or more sales, as an entirety or in parcels, with such elements of real and/or personal property, and at such time and place and upon such terms as it may deem expedient, or as may be required by applicable law, and in the event of a sale, by foreclosure or otherwise, of less than all of the Mortgaged Property, this Instrument shall continue as a lien and security interest on the remaining portion of the Mortgaged Property. In the event foreclosure proceedings are filed by Beneficiary, all expenses incident to such proceeding, including, but not limited to, attorneys' fees and costs, shall be paid by Grantor and secured by this Instrument and by all of the other Loan Documents securing all or any part of the indebtedness evidenced by the Note. The secured indebtedness and all other obligations secured by this Instrument, including, without limitation, interest at the Default Interest Rate (as defined in the Note), any prepayment premium required to be paid under the Note in order to prepay principal (to the extent permitted by applicable law), attorneys' fees and any other amounts due and unpaid to Beneficiary under the Loan Documents, may be bid by Beneficiary in the event of a foreclosure sale hereunder.

            (2)   Any sale made by Trustee hereunder may be as an entirety or in such parcels as Beneficiary may request, and any sale may be adjourned by announcement at the time and place appointed for such sale without further notice except as may be required by law. The sale by Trustee of less than the whole of the Mortgaged Property shall not exhaust the power of sale herein granted, and Trustee is specifically empowered to make successive sale or sales under such power until the whole of the Mortgaged Property shall be sold; and, if the proceeds of such sale of less than the whole of the Mortgaged Property shall be less than the aggregate of the Indebtedness and the expense of executing this trust as provided herein, this Instrument and the lien hereof shall remain in full force and effect as to the unsold portion of the Mortgaged Property just as though no sale had been made; provided, however, that Grantor shall never have any right to require the sale of less than the whole of the Mortgaged Property but Beneficiary shall have the right, at its sole election, to request Trustee to sell less than the whole of the Mortgaged Property. After each sale, Trustee shall make to the purchaser or purchasers at such sale good and sufficient conveyances in the name of Grantor, conveying the property so sold to the purchaser or purchasers in fee simple with general warranty of title, and shall receive the proceeds of said sale or sales and apply the same as herein provided. Payment of the purchase price to Trustee shall satisfy the obligation of purchaser at such sale therefor, and such purchaser shall not be responsible for the application thereof. The power of sale granted herein shall not be exhausted by any sale held hereunder by Trustee or his substitute or successor, and such power of sale may be exercised from time to time and as many times as Beneficiary may deem necessary until all of the Mortgaged Property has been duly sold and all Indebtedness has been fully paid. In the event any sale hereunder is not completed or is defective in the opinion of Beneficiary, such sale shall not exhaust the power of sale hereunder and a Beneficiary shall have the right to cause a subsequent sale or sales to be made hereunder. Any and all statements of fact or other recitals made in any deed or deed given by Trustee or any successor or substitute appointed hereunder as to nonpayment of the Indebtedness, or as to the occurrence of any Event of Default, or as to Beneficiary having declared all of such Indebtedness to be due and payable, or as to the request to sell, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given, or as to the refusal, failure or inability to act of Trustee or any substitute or successor, or as to the appointment of any substitute or successor Trustee, or as to any other act or thing having been duly done by Beneficiary or by Trustee or any substitute or successor, shall be take as prima facie evidence of the truth of the facts so stated and recited. Trustee, his successor or substitute, may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by Trustee, including, without limitation, the posting of notices and the conducting of sales, but in the name and on behalf of Trustee, his successor or substitute.

            (3)   If the Mortgaged Property is sold pursuant to this Section, Grantor or any person holding possession of the Mortgaged Property through Grantor shall immediately surrender possession of the Mortgaged Property to the purchaser at such sale upon the purchaser's written demand. If possession is not surrendered upon the purchaser's written demand, Grantor or such person shall be a tenant at sufferance and may be removed by writ of possession or by an action for forcible entry and detainer.

          (g)    Purchase by Beneficiary.    Upon any foreclosure sale, Beneficiary may bid for and purchase the Mortgaged Property and shall be entitled to apply all or any part of the Indebtedness as a credit to the purchase price.

          (h)    Application of Proceeds of Sale.    In the event of a foreclosure or other sale of all or any portion of the Mortgaged Property, the proceeds of said sale shall be applied, first, to the expenses of such sale and of all proceedings in connection therewith, including actual attorney's fees and expenses (and attorney's fees and expenses shall become absolutely due and payable whenever foreclosure is commenced); then to insurance premiums, liens, assessments, Impositions and charges, including utility charges and any other amounts advanced by Beneficiary hereunder, and interest thereon; then to payment of the Indebtedness in such order of priority as Beneficiary shall determine, in its sole discretion; and finally the remainder, if any, shall be paid to Grantor, or to the person or entity lawfully entitled thereto.

          (i)    Grantor as Tenant Holding Over.    In the event of any such foreclosure sale, Grantor (if Grantor shall remain in possession) shall be deemed a tenant holding over and shall forthwith deliver possession to the purchaser or purchasers at such sale or be summarily dispossessed according to provisions of law applicable thereto.

          (j)    Waiver of Appraisement, Valuation, Etc.    Grantor agrees, to the full extent permitted by law, that in case of an Event of Default on the part of Grantor hereunder, neither Grantor nor anyone claiming through or under Grantor will assert, claim or seek to take advantage of any appraisement, redemption, marshalling, valuation, stay, homestead, extension, exemption or laws now or hereafter in force, in order to prevent or hinder the enforcement of foreclosure of this Instrument, or the absolute sale of the Mortgaged Property, or the delivery of possession thereof immediately after such sale to the purchaser at such sale.

          (k)    Discontinuance of Proceedings.    In case Beneficiary shall have proceeded to enforce any right, power or remedy under this Instrument by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to Beneficiary, then in every such case, Grantor and Beneficiary shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Beneficiary shall continue as if no such proceedings had occurred.

          (l)    Waiver.

            (1)   No delay or omission by Beneficiary or by any holder of the Note to exercise any right, power or remedy accruing upon any default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such default, or acquiescence therein, and every right, power and remedy given by this Instrument to Beneficiary may be exercised from time to time and as often as may be deemed expedient by Beneficiary. No consent or waiver expressed or implied by Beneficiary to or of any breach or default by Grantor in the performance of the obligations of Grantor hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Grantor hereunder. Failure on the part of Beneficiary to complain of any act or failure to act or failure to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Beneficiary of its rights hereunder or impair any rights, powers or remedies of Beneficiary hereunder.

            (2)   No act or omission by Beneficiary shall release, discharge, modify, change or otherwise affect the original liability under the Note, this Instrument, other Loan Documents or any other obligation of Grantor or any subsequent purchaser of the Mortgaged Property or any part thereof, or any maker, co-signer, endorser, surety or guarantor, nor preclude Beneficiary from exercising any right, power or privilege herein granted or intended to be granted in any Event of Default then existing or of any subsequent default, nor alter the lien of this Instrument, except as expressly provided in an instrument or instruments executed by Beneficiary. Without limiting the generality of the foregoing, Beneficiary may (i) grant forbearance or an extension of time for the payment of all or any portion of the Indebtedness; (ii) take other or additional security for the payment of any of the Indebtedness; (iii) waive or fail to exercise any right granted herein, in the Note or in other Loan Documents; (iv) release any part of the Mortgaged Property from the security interest or lien of this Instrument or otherwise change any of the terms, covenants, conditions or agreements of the Note, this Instrument or other Loan Documents; (v) consent to the filing of any map, plat or replat affecting the Land; (vi) consent to the granting of any easement or other right affecting the Mortgaged Property; (vii) make or consent to any agreement subordinating the security title or lien hereof, or (viii) take or omit to take any action whatsoever with respect to the Note, this Instrument, the other Loan Documents, the Mortgaged Property or any document or instrument evidencing, securing or in any way related to this Instrument, all without releasing, discharging, modifying, changing or affecting any such liability, or precluding Beneficiary from exercising any such right, power or privilege with respect to the lien of this Instrument. In the event of the sale or transfer by operation of law or otherwise of all or any part of the Mortgaged Property, Beneficiary, without notice, is hereby authorized and empowered to deal with any such vendee or transferee with respect to the Mortgaged Property or the Indebtedness, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings of Grantor, any guarantor of the Indebtedness or others.

            (3)   Grantor waives and relinquishes any and all rights it may have, whether at law or equity, to require Beneficiary to proceed to enforce or exercise any rights, powers and remedies it may have under the Loan Documents in any particular manner, in any particular order, or in any particular state or other jurisdiction. Grantor expressly waives and relinquishes any and all rights and remedies that Grantor may have or be able to assert by reason of the laws of the state of jurisdiction pertaining to the rights and remedies of sureties.

          Grantor makes these arrangements, waivers and relinquishments knowingly and as a material inducement to Beneficiary in making the Loan, after consulting with and considering the advice of independent legal counsel selected by Grantor.

          (m)    Suits to Protect the Mortgaged Property.    Beneficiary shall have power to institute and maintain such suits and proceedings as it may deem expedient (a) to prevent any impairment of the Mortgaged Property by any acts which may be unlawful or constitute an Event of Default under this Instrument; (b) to preserve or protect it interest in the Mortgaged Property and in the Rents arising therefrom; and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order would materially impair the security hereunder or be prejudicial to the interest of Beneficiary.

          (n)    Proofs of Claim.    In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Grantor, its creditors or its properties, Beneficiary, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Beneficiary allowed in such proceedings for the entire amount due and payable by Grantor under this Instrument at the date of the institution of such proceedings and for any additional amount which may become due and payable by Grantor hereunder after such date.

        16.    REMEDIES CUMULATIVE.    Each right and remedy provided in this Instrument is distinct from all other rights or remedies under this Instrument or any other Loan Document or afforded by applicable law, and each shall be cumulative and may be exercised concurrently, independently, or successively, in any order.

        17.    FORBEARANCE.

          (a)   Beneficiary may agree with Grantor, from time to time, at Beneficiary's option and without giving notice to, or obtaining the consent of, or having any effect upon the obligations of any guarantor or other third party obligor, extend the time for payment of all or any part of the Indebtedness, reduce the payments due under this Instrument, the Note, or any other Loan Document, release anyone liable for the payment of any amounts under this Instrument, the Note, or any other Loan Document, accept a renewal of the Note, modify the terms and time of payment of the Indebtedness, join in any extension or subordination agreement, release any Mortgaged Property, take or release other or additional security, modify the rate of interest or period of amortization of the Note or change the amount of the monthly installments payable under the Note, or otherwise modify this Instrument, the Note, or any other Loan Document.

          (b)   Any forbearance by Beneficiary in exercising any right or remedy under the Note, this Instrument, or any other Loan Document or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by Beneficiary of payment of all or any part of the Indebtedness after the due date of such payment, or in an amount which is less than the required payment, shall not be a waiver of Beneficiary's right to require prompt payment when due of all other payments on account of the Indebtedness or to exercise any remedies for any failure to make prompt payment. Enforcement by Beneficiary of any security for the Indebtedness shall not constitute an election by Beneficiary of remedies so as to preclude the exercise of any other right available to Beneficiary. Beneficiary's receipt of any insurance and/or condemnation proceeds shall not operate to cure or waive any Event of Default.

        18.    LOAN CHARGES.    If any applicable law limiting the amount of interest or other charges permitted to be collected from Grantor is interpreted so that any charge provided for in any Loan Document, whether considered separately or together with other charges levied in connection with any other Loan Document, violates that law, and Grantor is entitled to the benefit of that law, that charge is hereby reduced to the extent necessary to eliminate that violation. The amounts, if any, previously paid to Beneficiary in excess of the permitted amounts shall be applied by Beneficiary to reduce the principal of the Indebtedness. For the purpose of determining whether any applicable law limiting the amount of interest or other charges permitted to be collected from Grantor has been violated, all Indebtedness which constitutes interest, as well as all other charges levied in connection with the Indebtedness which constitute interest, shall be deemed to be allocated and spread over the stated term of the Note. Unless otherwise required by applicable law, such allocation and spreading shall be effected in such a manner that the rate of interest so computed is uniform throughout the stated term of the Note.

        19.    WAIVER OF STATUTE OF LIMITATIONS.    Grantor hereby waives the right to assert any statute of limitations as a bar to the enforcement of the lien of this Instrument or to any action brought to enforce any Loan Document.

        20.    WAIVER OF MARSHALLING.    Notwithstanding the existence of any other security interests in the Mortgaged Property held by Beneficiary or by any other party, Beneficiary shall have the right to determine the order in which any or all of the Mortgaged Property shall be subjected to the remedies provided in this Instrument, the Note, any other Loan Document or applicable law. Beneficiary shall have the right to determine the order in which any or all portions of the Indebtedness are satisfied from the proceeds realized upon the exercise of such remedies. Grantor and any party who now or in the future acquires a security interest in the Mortgaged Property and who has actual or constructive notice of this Instrument waives any and all right to require the marshalling of assets or to require that any of the Mortgaged Property be sold in the inverse order of alienation or that any of the Mortgaged Property be sold in parcels or as an entirety in connection with the exercise of any of the remedies permitted by applicable law or provided in this instrument.

        21.    FURTHER ASSURANCES.    Grantor shall execute, acknowledge, and deliver, at its sole cost and expense, all further acts, deeds, conveyances, assignments, estoppel certificates, financing statements, transfers and assurances as Beneficiary may require from time to time in order to better assure, grant, and convey to Beneficiary the rights intended to be granted, now or in the future, to Beneficiary under this Instrument and the Loan Documents.

        22.    ESTOPPEL CERTIFICATE.    Within 10 days after a request from Beneficiary, Grantor shall deliver to Beneficiary a written statement, signed and acknowledged by Grantor, certifying to Beneficiary or any person designated by Beneficiary, as of the date of such statement, (i) that the Loan Documents arc unmodified and in full force and effect (or, if there have been modification, that the Loan Documents are in full force and effect as modified and setting forth such modifications); (ii) the unpaid principal balance of the Note; (iii) the date to which interest under the Note has been paid; (iv) that Grantor is not in default in paying the Indebtedness or in performing or observing any of the covenants or agreements contained in this Instrument or any of the other Loan Documents (or, if the Grantor is in default, describing such default in reasonable detail); (v) whether or not there are then existing any setoffs or defenses known to Grantor against the enforcement of any right or remedy of Beneficiary under the Loan Documents; and (vi) any additional facts requested by Beneficiary.

        23.    GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE.

          (a)   This Instrument, and any Loan Document which does not itself expressly identify the law that is to apply to it, shall be governed by the laws of the jurisdiction in which the Mortgaged Property is located (the "Property Jurisdiction").

          (b)   Each of Grantor and Beneficiary consents to the exclusive jurisdiction of any and all state and federal courts with jurisdiction in the Property Jurisdiction over Grantor and Grantor's assets. Grantor agrees that its assets shall be used first to satisfy all claims of creditors organized or domiciled in the United States and that no assets of Grantor in the United States shall be considered part of any foreign bankruptcy estate.

          (c)   Each of Grantor and Beneficiary agrees that any controversy arising under or in relation to the Note, this Instrument, or any other Loan Document shall be litigated exclusively in the Property Jurisdiction. The state and federal courts and authorities with jurisdiction in the Property Jurisdiction shall have exclusive jurisdiction over all controversies which shall arise under or in relation to the Note, any security for the Indebtedness, or any other Loan Document. Grantor irrevocably consents to service, jurisdiction, and venue of such courts for any such litigation and waives any other venue to which it might be entitled by virtue of domicile, habitual residence or otherwise.

        24.    NOTICE.

          (a)   All notices, demands and other communications ("notice") under or concerning this Instrument shall be in writing. Each notice shall be addressed to the intended recipient at its address set forth in this Instrument, and shall be deemed given on the earliest to occur of (1) the date when the notice is received by the addressee; (2) the first Business Day after the notice is delivered to a recognized overnight courier service, with arrangements made for payment of charges for next Business Day delivery; or (3) the third Business Day after the notice is deposited in the United States mail with postage prepaid, certified mail, return receipt requested. As used in this Section, the term "Business Day" means any day other than a Saturday, a Sunday or any other day on which Beneficiary is not open for business.

          (b)   Any party to this Instrument may change the address to which notices intended for it are to be directed by means of notice given to the other party in accordance with this Section. Each party agrees that it will not refuse or reject delivery of any notice given in accordance with this Section, that it will acknowledge, in writing, the receipt of any notice upon request by the other party and that any notice rejected or refused by it shall be deemed for purposes of this Section to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service.

          (c)   Any notice under the Note and any other Loan Document which does not specify how notices are to be given shall be given in accordance with this Section.

          (d)   A copy of any notice sent to the Beneficiary pursuant to this Section shall be sent to:

      Graham & James LLP
      One Maritime Plaza, Suite 300
      San Francisco, CA 94111
      Attn.: Bruce W. Hyman, Esq.

          A copy of any notice sent to the Grantor pursuant to this Section shall be sent to:

      G&L Hoquiam, LLC
      c/o G&L Realty Partnership, L.P.
      439 North Bedford Drive
      Beverly Hills, CA 90210
      Attn.: Steven Lebowitz

        25.    SINGLE PURPOSE ENTITY.    Until the Indebtedness is paid in full, Mortgagor shall maintain its status as a Single Purpose Entity and comply with all those covenants with respect to its status as a Single Purpose Entity as set forth in Section 5.5 of the Loan Agreement

        26.    JOINT AND SEVERAL LIABILITY.    If more than one Person signs this Instrument as Grantor, the obligations of such Person shall be joint and several.

        27.    RELATIONSHIP OF PARTIES; NO THIRD PARTY BENEFICIARY.    The relationship between Beneficiary and Grantor shall be solely that of creditor and debtor, respectively, and nothing contained in this Instrument shall create any other relationship between Beneficiary and Grantor. No creditor of any party to this Instrument and no other person shall be a third party beneficiary of this Instrument or any other Loan Document.

        28.    SEVERABILITY; AMENDMENTS.    The invalidity or unenforceability of any provision of this Instrument shall not affect the validity or enforceability of any other provision, and all other provisions shall remain in full force and effect. This Instrument contains the entire agreement among the parties as to the rights granted and the obligations assumed in this Instrument. This Instrument may not be amended or modified except by a writing signed by the party against whom enforcement is sought.

        29.    MISCELLANEOUS PROVISIONS.    The captions and headings of the sections of this Instrument are for convenience only and shall be disregarded in construing this Instrument. Any reference in this Instrument to an "Exhibit" or a "Section" shall, unless otherwise explicitly provided, be construed as referring, respectively, to an Exhibit attached to this Instrument or to a section of this Instrument. All Exhibits attached to or referred to in this Instrument are incorporated by reference into this Instrument. Any reference in this Instrument to a statute or regulation shall be construed as referring to that statute or regulation as amended from time to time. Use of the singular in this Agreement includes the plural and use of the plural includes the singular. As used in this Instrument, the term "including" means "including, but not limited to."

        30.    WAIVER OF TRIAL BY JURY.    GRANTOR AND BENEFICIARY EACH (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE EXIST. GRANTOR AND BENEFICIARY ARE AUTHORIZED TO SUBMIT THIS INSTRUMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO ANY LOAN DOCUMENT, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF GRANTOR'S AND BENEFICIARY'S WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, GRANTOR AND BENEFICIARY EACH CERTIFIES THAT NEITHER GRANTOR'S NOR BENEFICIARY'S REPRESENTATIVES OR AGENTS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ENFORCEMENT OF THIS WAIVER WILL NOT BE SOUGHT.

        31.    WAIVER OF AUTOMATIC STAY.    TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, GRANTOR HEREBY AGREES THAT, IN CONSIDERATION OF BENEFICIARY'S AGREEMENT TO MAKE THE LOAN AND IN RECOGNITION THAT THE FOLLOWING COVENANT IS A MATERIAL INDUCEMENT FOR BENEFICIARY TO MAKE THE LOAN, IN THE EVENT THAT GRANTOR SHALL (I) FILE WITH ANY BANKRUPTCY COURT OF COMPETENT JURISDICTION OR BE THE SUBJECT OF ANY PETITION UNDER ANY SECTION OR CHAPTER OF TITLE 11 OF THE UNITED STATES CODE, AS AMENDED ("BANKRUPTCY CODE"), OR SIMILAR LAW OR STATUE; (II) BE THE SUBJECT OF ANY ORDER FOR RELIEF ISSUED UNDER THE BANKRUPTCY CODE OR SIMILAR LAW OR STATUTE; (III) FILE OR BE THE SUBJECT OF ANY PETITION SEEKING ANY REORGANIZATION, ARRANGEMENT, COMPOSITION, READJUSTMENT, LIQUIDATION, DISSOLUTION, OR SIMILAR RELIEF UNDER ANY PRESENT OR FUTURE FEDERAL OR STATE ACT OR LAW RELATING TO BANKRUPTCY,

INSOLVENCY, OR OTHER RELIEF FOR DEBTORS; (IV) HAVE SOUGHT OR CONSENTED TO OR ACQUIESCED IN THE APPOINTMENT OF ANY TRUSTEE, RECEIVER, CONSERVATOR, OR LIQUIDATOR; OR (V) BE THE SUBJECT OF AN ORDER, JUDGEMENT OR DECREE ENTERED BY ANY COURT OF COMPETENT JURISDICTION APPROVING A PETITION FILED AGAINST GRANTOR FOR ANY REORGANIZATION, ARRANGEMENT, COMPOSITION, READJUSTMENT, LIQUIDATION, DISSOLUTION, OR SIMILAR RELIEF UNDER ANY PRESENT OR FUTURE FEDERAL OR STATE ACT OR LAW RELATING TO BANKRUPTCY, INSOLVENCY OR RELIEF FOR DEBTORS, THEN, SUBJECT TO COURT APPROVAL, BENEFICIARY SHALL THEREUPON BE ENTITLED AND GRANTOR HEREBY IRREVOCABLY CONSENTS TO, AND WILL NOT CONTEST, AND AGREES TO STIPULATE TO RELIEF FROM ANY AUTOMATIC STAY OR OTHER INJUNCTION IMPOSED BY SECTION 362 OF THE BANKRUPTCY CODE, OR SIMILAR LAW OR STATUTE (INCLUDING, WITHOUT LIMITATION, RELIEF FROM ANY EXCLUSIVE PERIOD SET FORTH IN SECTION 1121 OF THE BANKRUPTCY CODE) OR OTHERWISE, ON OR AGAINST THE EXERCISE OF THE RIGHTS AND REMEDIES OTHERWISE AVAILABLE TO BENEFICIARY AS PROVIDED IN THE LOAN DOCUMENTS, AND AS OTHERWISE PROVIDED BY LAW, AND GRANTOR HEREBY IRREVOCABLY WAIVES ITS RIGHTS TO OBJECT TO SUCH RELIEF.

        32.    SUBSTITUTE TRUSTEE.    Beneficiary at Beneficiary's option, with or without cause, may from time to time remove Trustee and appoint a successor trustee to any Trustee appointed hereunder by an instrument recorded in the county in which this Instrument is recorded. Without conveyance of the Mortgaged Property, the successor trustee shall succeed to all the title, power and duties conferred upon the Trustee herein and by applicable law.

        33.    SUCCESSORS AND ASSIGNS BOUND.    This Instrument shall bind, and the rights granted by this Instrument shall inure to, the respective successors and assigns of Grantor and Beneficiary.

        34.    SPECIAL STATE OF WASHINGTON PROVISIONS.

          (a)   This Instrument shall constitute a Financing Statement filed as a fixture filing pursuant to Article 9 of the Uniform Commercial Code (RCW 62A.9-402(b)). Parts of the Mortgaged Property are or are to become Fixtures or Improvements.

          (b)   Grantor hereby represents, warrants and covenants that none of the Mortgaged Property is used principally or at all for agricultural or farming purposes. The Mortgaged Property does not constitute the homestead of Grantor.

          (c)   At Beneficiary's option, any written notice of default given to Grantor under this Instrument may be given in form of statutory notice of default under the Washington Deed of Trust Act.

          (d)   ORAL AGREEMENTS OR ORAL COMMITMENTS TO LEND MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING PAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

[Signatures begin on next page.]

GRANTOR:
G&L HOQUIAM, LLC., a Delaware limited liability company
By: G&L REALTY PARTNERSHIP, L.P., a Delaware limited partnership Managing Member
By:	G&L REALTY CORP., a Maryland corporation General Partner
	By:	/s/ STEVEN D. LEBOWITZ Name. Steven D. Lebowitz Title: President

ACKNOWLEDGMENT

STATE OF CALIFORNIA

COUNTY OF LOS ANGELES

On	July 30, 1998 Date	before me,	Helen Nelson Notary Public
personally appeared	Steven D. Lebowitz Name(s) of Signer(s)
☒	personally known to me - OR - HELEN NELSON COMM. # 1046995 NOTARY PUBLIC—CALIFORNIA LOS ANGELES COUNTY My Comm. Expires Dec. 11, 1998	☐
proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

/s/  HELEN NELSON
Signature Of Notary Public

EXHIBIT "A"
[DESCRIPTION OF THE LAND]

PARCEL A:

        Lots 1 and 2, Block 86, Heermans Annex to the City of Hoquiam, as per plat recorded in Volume 3 of Plats, page 71, records of Grays Harbor County;

        EXCEPTING THEREFROM the Southerly 12 feet thereof, as dedicated by Ordinance No. 1911 to the City of Hoquiam, filed May 18, 1953, as Auditor's File No. 563092, and recorded in Volume 337 of Deeds, page 18, records of Grays Harbor County;

        Situata in the County of Grays Harbor, State of Washington

PARCEL B:

        That portion of the South Half of the Northeast Quarter of the Northwest Quarter of Section 7, Township 17 North, Range 9 West of the Willamette Meridian, described as follows:

  Beginning at the Northeast corner of said Lot 1:
  Thence Northerly on the Westerly line of 31st Street in said Heermans Annex extended Northerly 161.2 feet;
  Thence Westerly 180 feet parallel to Cherry Street in said Heermans Annex;
  Thence Southerly 157.6 feet, more or less, parallel with the Westerly line of said 31st Street extended Northerly to the Northwest corner of said Lot 2;
  Thence Easterly 180 feet along the Northerly line of said Lots 2 and 1 to the point of beginning;

        Situata in the County of Grays Harbor, State of Washington.

PARCEL C:

        That portion of the South Half of the Northeast Quarter of the Northwest Quarter of Section 7, Township 17 North, Range 9 West of the Willamette Meridian, described as follows:

  Beginning at the Northeast corner of Lot 1, Block 86, Heermans Annex to the City of Hoquiam, as per plat recorded in volume 3 of Plats, page 72, records of Grays Harbor County;
  Thence Northerly along the Westerly line of 31st Street extended Northerly a distance of 161.2 feet to the true point of beginning of the tract herein described:

  Thence Westerly parallel to Cherry Street a distance of 180 feet;
  Thence Northerly parallel to 31st Street extended Northerly, a distance of 100 feet;
  Thence Easterly parallel to Cherry Street, a distance of 180 feet to the Westerly line of 31st Street extended Northerly;
  Thence Southerly along the Westerly line of 31st Street extended Northerly 100 feet to the point of beginning;

        Situata in the County of Grays Harbor, State of Washington.